Exhibit 99.2
Annual Letter to Shareholders

Dear Shareholders:
2007 was one of the most difficult years in the history of Hanover Capital Mortgage Holdings, Inc., and indeed for many companies which invest in mortgage-backed securities or other mortgage-related assets. Hanover’s financial condition continues to be impacted by the general market conditions in the mortgage and securities markets, which have resulted in dramatic decreases in market values for mortgage-related securities as well as reduced liquidity in the overall credit markets.
Through August 9, 2007, our lenders were regularly requiring us to repay a portion of amounts borrowed under our repurchase agreements. Although no lender terminated its repurchase agreement with us during the period prior to August 9, 2007, these repayments were a significant drain on our available cash. The increasing frequency and amount of required repayments in the period immediately prior to August 9, 2007 posed a threat to our ability to maintain our portfolio of subordinate mortgage-backed securities (“Subordinate MBS”). In response to these deteriorating market conditions, on August 10, 2007, we entered into a one-year fixed-rate financing facility for the full amount of the then outstanding repurchase agreement balances of approximately $81 million and we repaid substantially all of our then outstanding repurchase agreements.
We are currently working with an investment advisor, Keefe, Bruyette & Woods, Inc. to seek the additional capital needed to repay this financing facility in August 2008 and to seek additional capital to enable us to take advantage of market opportunities in the Subordinate MBS and mortgage credit sector.
Hanover’s Business
Our primary strategy remains that of investing in securities and mortgage loans, where our credit expertise gives us a competitive edge in managing a portfolio of credit risk.
The current dislocation in the mortgage market has created significant opportunities for investment in the prime mortgage space. We believe that the combination of liquidity driven price reductions of loans and securities and improved underwriting by originators, has led to a very attractive investing climate.
As set forth in the Table preceding this Letter, titled “Subordinate MBS Portfolio Information–Available For Sale 2007”, Hanover had 73,928 loans underlying Subordinate MBS as of December 31, 2007. Ninety-two and one-tenth percent (92.1%) of these were owner-occupied loans. The overall pool had a weighted average original loan to value (“LTV”) of 68.41% and a weighted average FICO of 741 at origination. Thus, the Subordinate MBS are collateralized by pools of prime single-family mortgage loans.
By utilizing our core credit management competencies, our goal is to deliver financial returns well above our cost of capital. As an experienced buyer of these securities and loans, we employ a strict set of guidelines and proprietary technology to evaluate mortgage credit. We also strive to continually find ways to increase our capital base to ensure future growth.
Operating Results
For the year ended December 31, 2007, our net loss of $(80.0) million was $77.1 million larger than the previous year’s net loss of $(2.9) million. This increase in our net loss is primarily due to impairment expense of $73.6 million for other than temporary declines in fair value of our Subordinate MBS Portfolio, a $3.8 million reduction in net interest income on our Subordinate MBS, and impairment expense of $1.3 million for other than temporary declines in fair value of our other subordinate security, partially offset by a gain on sale of $1.3 million of our HCP business. The gain on the sale of our HCP business is included in income from discontinued operations.
Significant changes in our financial position for 2007 are primarily related to the significant impairments recorded on our Subordinate MBS portfolio and the significant reduction in the size of our Agency MBS portfolio.
For our Subordinate MBS Portfolio, the mark to market loss increased by $73.5 million for the year ended December 31, 2007 compared to the same period of 2006. The increase in mark to market loss, we determined, is due to other than temporary declines in fair value primarily throughout the latter half of 2007. Similar declines in fair value were not experienced during 2006. For this same portfolio and related periods, net interest income decreased for the year ended December 31, 2007, compared to the same period of 2006 due to an increase in the interest expense associated with the new fixed-term financing facility we established in August 2007. This decrease is partially offset by an increase in interest income from the increase in the size of this portfolio for 2007 compared to 2006. During the beginning of 2006, we were still investing the proceeds from our $20 million trust preferred securities offering in November 2005 and were not fully invested until the end of March 2006. We had gains on sales of securities of $0.2 million for the year ended December 31, 2007, compared to gain on sales of $0.8 million for the same period of 2006. We sold 18 securities during the first two quarters of 2007 as part of a minor portfolio reorganization and in anticipation of potential credit issues.
Our book value per share declined to $(2.96) as of December 31, 2007 primarily as a result of the decline in the market value of its Subordinate MBS portfolio.
2008 Outlook
Upon the termination of our primary financing facility on August 9, 2008, we will have the option to repay the outstanding principal of approximately $85 million through cash or in-kind securities or surrender the bonds to the lender without recourse. While we have sufficient cash to continue operations up to and beyond August 9, 2008, we do not have sufficient funds to repay the outstanding principal of this facility upon its scheduled repayment date of August 9, 2008. Additional sources of capital are required for us to generate positive cash flow and continue operations beyond 2008. These events have raised substantial doubt about our ability to continue as a going concern, and as a result, our auditors have included an explanatory paragraph, which raises doubt about our ability to continue as a going concern, in their unqualified audit opinion on our audited financial statements for the year ended December 31, 2007 included in this Annual Report.
We have taken the following actions to progress through these unprecedented market conditions:
•	In August 2007, we converted the short-term revolving financing for our primary portfolio to a fixed-term financing agreement that is due August 9, 2008.

•	In August 2007, we significantly reduced the short-term revolving financing for our other portfolios.

•	During the first quarter of 2008, we successfully repaid and terminated all short-term revolving financing facilities without any events of default. We repaid substantially all short-term revolving financing on one of our uncommitted lines of credit through the sale of the secured assets. On our $20 million committed line of credit, we had only approximately $480,000 of short-term financing outstanding as of March 31, 2008 and agreed with the lender to repay this obligation on April 10, 2008. On our $200 million committed line of credit, we had no borrowings outstanding and voluntarily and mutually agreed with the lender to terminate the financing facility.

•	We are currently seeking additional capital and have engaged Keefe, Bruyette & Woods, Inc., an investment advisor, for this purpose. Although no formal agreements have been reached, we are in discussions with several potential investors. While companies with similar investment strategies to ours have recently raised significant capital in the public and private markets, there can be no assurance that we will be able to do so or, if we can, what the terms of any such financing would be.

•	We have deferred interest payments on our long-term subordinated debt and may continue to defer these payments, if necessary. We have the contractual right to defer the payment of interest for up to four quarters.
Summary
I would like to thank our employees and shareholders for their continued support. After weathering the storm of the sub-prime fall-out, the capital markets upheaval, and the resultant severe impact on the mortgage-backed securities market, we are now focused on raising sufficient capital to enable us to improve our financial condition and to begin re-investing in the market.
Thank you.
John A. Burchett
Chairman, Chief Executive Officer and President